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                                                                      EXHIBIT 11

                          WESTERN DIGITAL CORPORATION
                       COMPUTATION OF PER SHARE EARNINGS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                             THREE MONTHS ENDED               SIX-MONTHS ENDED
                                                       ----------------------------     ----------------------------
                                                       DECEMBER 31,    DECEMBER 25,     DECEMBER 31,    DECEMBER 25,
                                                               1994            1993             1994            1993
                                                       ------------    ------------     ------------    ------------
PRIMARY

     Net income   . . . . . . . . . . . . . . . .          $ 42,554        $ 12,487         $ 77,272        $  7,389
                                                           ========        ========         ========        ========

     Weighted average number of common
     shares outstanding during the period   . . .            45,437          35,634           45,289          35,501

     Incremental common shares attributable
     to exercise of outstanding options and
     warrants     . . . . . . . . . . . . . . . .             2,246           3,039            2,184           1,519
                                                           --------        --------         --------        --------

          Total shares  . . . . . . . . . . . . .            47,683          38,673           47,473          37,020
                                                           ========        ========         ========        ========
     Net income per share   . . . . . . . . . . .          $    .89        $    .32         $   1.63        $    .20
                                                           ========        ========         ========        ========

FULLY DILUTED

     Net income   . . . . . . . . . . . . . . . .          $ 42,554        $ 12,487         $ 77,272        $  7,389

     Add back:  interest expense, net of
     income tax effect, applicable to
     convertible subordinated debentures  . . . .             1,111              --            2,223              --
                                                           --------        --------         --------        --------
                                                           $ 43,665        $ 12,487         $ 79,495        $  7,389
                                                           ========        ========         ========        ========
     Weighted average number of common
     shares outstanding during the period   . . .            45,437          35,634           45,289          35,501

     Incremental common shares attributable
     to exercise of outstanding options and
     warrants     . . . . . . . . . . . . . . . .             2,247           3,483            2,186           3,483

     Incremental common shares attributable
     to conversion of convertible subordinated
     debentures   . . . . . . . . . . . . . . . .             3,878              --            3,878              --
                                                           --------        --------         --------        --------

          Total shares  . . . . . . . . . . . . .            51,562          39,117           51,353          38,984
                                                           ========        ========         ========        ========

     Net income per share   . . . . . . . . . . .          $    .85        $    .32         $   1.55        $    .19
                                                           ========        ========         ========        ========





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